UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)(1)

                                   Digex, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    253756100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 28, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |X| Rule 13d-1 (b)
                               |_| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 253756100                13G                         Page 2 of 5 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    David J. Greene and Company, LLC
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       585,500
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,616,100
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             585,500
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       5,155,999
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,701,499
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    23.00%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    Broker-dealer/Investment Adviser/Other (BD/IA/OO)
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

--------------------------------------------------------------------------------
CUSIP No. 253756100                13G                         Page 3 of 5 Pages
--------------------------------------------------------------------------------

      David J. Greene and Company, LLC

      The filing of this statement shall not be construed as an admission that David J. Greene and Company, LLC is the beneficial owner of the securities covered by such statement.
      --------------------------------------------------------------------------

      Item 1(a).  Name of Issuer:

      Digex, Inc.
      --------------------------------------------------------------------------

      Item 1(b).  Address of Issuer's Principal Executive Offices:

      14400 Sweitzer Lane, Laurel, MD  20707
      --------------------------------------------------------------------------

      Item 2(a).  Name of Person Filing:

      David J. Greene and Company, LLC
      --------------------------------------------------------------------------

      Item 2(b).  Address of Principal Business Office, or, if None, Residence:

      599 Lexington Avenue, New York, NY   10022
      --------------------------------------------------------------------------

      Item 2(c).  Citizenship:

      New York
      --------------------------------------------------------------------------

      Item 2(d).  Title of Class of Securities:

      Common Stock
      --------------------------------------------------------------------------

      Item 2(e).  CUSIP NUMBER:

      253756100
      --------------------------------------------------------------------------

      Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person Filing is a:

(a)   |X|    Broker or dealer registered under Section 15 of the Act.

(b)   |_|    Bank as defined in Section 3(a)(6) of the Act.

(c)   |_|    Insurance Company as defined in Section 3(a)(19) of the Act.

(d)   |_|    Investment Company registered under Section 8 of the Investment
             Company Act.

(e)   |X|    Investment Adviser registered under Section 203 of the Investment
             Advisers Act of 1940.

(f)   |_|    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).

(g)   |_|    Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);
             see Item 7.

(h)   |_|    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

--------------------------------------------------------------------------------
CUSIP No. 253756100                13G                         Page 4 of 5 Pages
--------------------------------------------------------------------------------

David J. Greene and Company, LLC

Item 4.    Ownership.

      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

      (a)   Amount beneficially owned:

            5,701,499
            --------------------------------------------------------------------

      (b)   Percent of class:

            23.00%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote 585,500
                                                           ---------------------

            (ii)  Shared power to vote or to direct the vote 3,616,100
                                                             -------------------

            (iii) Sole power to dispose or to direct the disposition of 585,500
                                                                        --------

            (iv)  Shared power to dispose or to direct the disposition of
                  5,155,999
                  ---------

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the Beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on by the Parent Holding Company.

      Not applicable.

Item 8. Identification and Classification of members of the Group.

      Not applicable.

Item 9. Notice of Dissolution of Group.

      Not applicable.

--------------------------------------------------------------------------------
CUSIP No. 253756100                13G                         Page 5 of 5 Pages
--------------------------------------------------------------------------------

David J. Greene and Company, LLC

Item 10.   Certification.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

                                                April 9, 2002
                              -------------------------------------------------
                                                    (Date)


                                            /s/ E. Stephen Walsh
                              -------------------------------------------------
                                                 (Signature)

                                               E. Stephen Walsh
                                             Principal and Chief
                                            Administrative Officer
                              -------------------------------------------------
                                                 (Name/Title)